Hennessy Advisors, Inc. Annual Earnings Increase by 57%, Reaching New Record High

NOVATO, Calif., Dec. 2, 2014 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) today reported fully diluted earnings per share for the fiscal year ended September 30, 2014 of $1.30, which represents an increase of 57% from the prior fiscal year earnings of $0.83 per share, and an all-time high for the company. Total assets under management increased 37% from $4.03 billion at the beginning of the fiscal year to $5.52 billion at the end of the fiscal year, and average assets under management increased by almost 50%, producing a corresponding increase in revenue, net income and earnings per share versus the prior year. The asset growth was driven by strong net sales into the firm's mutual funds of approximately $837 million, as well as by positive fund performance of approximately $650 million.

"We started this fiscal year with $4 billion in assets under management, surpassed $5 billion in May and were able to continue to grow assets to end our fiscal year at over $5.5 billion. This solid asset growth produced record-setting annual net income of $7.7 million on revenue of $34.5 million," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "As we look toward 2015 and beyond, we will continue to follow our proven business model of organic growth and strategic acquisitions," he added.

"I firmly believe that we are in the midst of a long-term bull market and that the fundamentals of corporate America are solid and growing stronger. Despite recent volatility, I also still believe we will continue to see market highs in the coming months and years," noted Mr. Hennessy.

Hennessy Advisors, Inc.

Financial Highlights

Year to Year

	Twelve Months Ended
Fiscal Year	Sept. 30, 2014	Sept. 30, 2013	$ Change	% Change
Total Revenue	$ 34,525,772	$ 24,308,435	$ 10,217,337	42.0%
Net Income	$ 7,666,453	$ 4,820,447	$ 2,846,006	59.0%
Earnings per share (diluted)	$ 1.30	$ 0.83	$ 0.47	56.6%
Weighted Average number of
shares outstanding (diluted)	5,896,714	5,810,431	86,283	1.5%
Mutual Fund Average Assets
Under Management	$ 4,843,936,132	$ 3,284,478,084	$ 1,559,458,048	47.5%

At Period Ending Date	Sept. 30, 2014	Sept. 30, 2013	$ Change	% Change
Mutual Fund Total Assets
Under Management	$ 5,520,802,377	$ 4,034,180,973	$ 1,486,621,404	36.9%
Retained Earnings	$ 26,561,725	$ 17,852,202	$ 8,709,523	48.8%

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, balanced and fixed income, and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

Available Topic Expert: Neil J. Hennessy
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CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com, 800-966-4354; or Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com, 212-600-2150